Exhibit 99.1

May 18, 2022 08:30 AM Eastern Time:

Air Industries Group Announces Closing on Expansion of Term Loan and a New Capital Expenditure Line of Credit from Webster Bank Totaling a Combined $7 million.

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that Webster Bank (formerly Sterling National Bank) has agreed to expand the size of its existing Term Loan and establish a Capital Expenditure Line of Credit to finance future purchases of machinery and equipment. The transaction closed on May 17, 2022.

The new Webster Bank Term Loan has an initial principal amount of $5 million. These funds will be used to retire the existing term loan of approximately $3.1 million, retire a capital lease of approximately $250,000, and purchase two CNC Lathes for an aggregate of $870,000. In addition to the Term Loan, Webster Bank has extended a new $2.0 million Capital Expenditure Line of Credit to be used to purchase new machinery and equipment.

All advances under the Term Loan and the Capital Expenditure Line of Credit are amortizable over seven years (84 months), mature on December 31, 2026, and bear interest at the greater of (i) 3.5% per annum or (ii) 30-day LIBOR plus 250 basis points or (iii) Prime Rate less 65 basis points. The current interest rate is 3.5%.

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “Webster Bank became Air Industries’ primary lender in January 2020. Their support over the past two and one-half years has been a great benefit to us. We have previously announced significant capital investments to expand the capabilities and improve the efficiency of our operations. This expands our Term Loan and Capital Expenditure Line of Credit by nearly $4 million and will enable us to complete the purchase of six major new pieces of equipment [including the CNC Lathes] costing over $2.2 million, and to continue our modernization program into 2023.

I would also like to point out that over the past two years Air Industries has significantly reduced its prior term loan through principal payments. In December 2020 our term loan had a principal balance of over $5.6 million and this has been reduced by $2.5 million. This transaction essentially allows us to re-borrow what we had paid back and reinvest those proceeds in the business.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC and by visiting our newly revamped website at www.airindustriesgroup.com.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7078

ir@airindustriesgroup.com